MADISON COVERED CALL & EQUITY STRATEGY FUND
550 Science Drive
Madison, WI 53711

IMPORTANT NOTICE REGARDING YOUR INVESTMENT
Vote Today!

Dear Fellow Shareholder:

We need your help. We recently sent you proxy materials regarding the upcoming Annual Meeting of Shareholders of the Madison Covered Call & Equity Strategy Fund scheduled to be held on September 28, 2018. Our records indicate that we have not received your voting instructions on the important proposals to be presented at this meeting. Please take a moment now to cast your vote so that your shares may be represented. Another copy of your proxy card has been enclosed. Your vote is critical to the outcome of this meeting. If you do not vote, we will not have enough votes to hold the meeting and these important proposals will fail.

The MCN Board has unanimously approved the proposals detailed in your proxy materials and is recommending that shareholders vote “FOR” all proposals.

Please help us by casting your proxy vote today.
If we have attempted to contact you by phone, we want you to know that this is not a scam and no personal information is required when calling. Computershare Fund Services has been engaged by the Fund to contact you. We simply want to discuss the proposals and assist you with voting, and will take only a moment of your time. Please contact us as soon as possible at 1-866-492-0860, Monday through Friday 9 a.m. to 11 p.m. or Saturday Noon to 6 p.m. Eastern Time.

We very much appreciate your attention to this important matter. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.

Sincerely,

/s/ James R. Imhoff, Jr.

James R. Imhoff, Jr.
Lead Independent Trustee

Please cast your vote using one of the options noted below:

1.	Vote by calling one of our Proxy Specialists at 1-866-492-0860.

2.	Vote by touch-tone phone: Use the automated system by calling the toll-free number found on the enclosed proxy card.

3.	Vote online: Visit the web address located on the enclosed proxy card and follow the instructions online.

4.	Vote by mail: Sign, date and mail the enclosed proxy card in the postage-paid return envelope provided.

We would be very grateful if you would use one of the first three options to ensure that your vote is recorded by or before September 28th.